Exhibit 10.2

AmENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT dated as of March 23, 2022 to the EMPLOYMENT AGREEMENT dated as of December 23, 2020, by and between UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation having its principal office at 367 South Gulph Road, King of Prussia, Pennsylvania 19406 (the “Company”) and Marc D. MILLER, residing at 838 Summit Road, Penn Valley, Pennsylvania  19072 (“Mr. Miller”).

WITNESSETH:

WHEREAS, Mr. Miller was appointed to serve as the Company’s Chief Executive Officer effective as of January 1, 2021;

WHEREAS, the Company and Mr. Miller entered into an Employment Agreement,  dated as of December 23, 2020 ( the “Employment Agreement”) which provided  the terms and conditions of Mr. Miller’s service with the Company as Chief Executive Officer; and

WHEREAS, the Company and Mr. Miller wish to amend certain terms of the Employment Agreement, effective as of January 1, 2022:

NOW, THEREFORE, the parties agree as follows:

1.Section 4 of the Employment Agreement is hereby amended and restated to read in its entirety  as follows:

“4.	Base Salary and Annual Bonus During Term of CEO Employment.

(a)

During the term of CEO employment, the Company will pay or cause to be paid to Mr. Miller an annual salary. The amount of Mr. Miller’s annual salary will be $1,300,000 for the calendar year ending December 31, 2022, effective as of January 1, 2022 and each calendar year thereafter unless increased by the Board in its discretion. In no event shall the salary be reduced from one year to another.

(b)

For each year during the term of CEO employment, beginning in the year commencing January 1, 2022, Mr. Miller will have an annual bonus opportunity target equal to 150% of his salary for the year. The amount of the annual bonus (“Annual Bonus”) for any year may be more or less than the target amount and will be determined by the Board, consistent with past practice and based upon such performance measures as are established and communicated to Mr. Miller within ninety days of the beginning of the year. The Annual Bonus for a year will be determined within ninety days after the end of the year.”

2.Section 6(a)  of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(a)

Mr. Miller may also be paid during the term of this Agreement, in addition to the arrangements described herein, such bonuses and other compensation  and benefits as may from time to time be determined by the Board.”

3.Clauses (2) and (3) of Section 8(b) of the Employment Agreement are hereby amended and restated to read in its entirety as follows:

“(2) termination of his employment or other service by the Company without cause (within the meaning of Section 11(a) of this Agreement) or otherwise in breach of this Agreement; or (3) the termination of his employment or other service at any time by Mr. Miller because of a material adverse change in the duties of his office or any other material breach by the Company of its obligations hereunder, provided that Mr. Miller first gives written notice to the Company of any such change or breach within 60 days after the initial existence of such change or breach and provides the Company with a cure period of 30 days following the date that such notice is delivered, and the Company does not cure such change or breach within the 30-day cure period.”

4.All other terms and provisions of the Employment Agreement as amended hereby shall remain in full force and effect.

5.Section 18 of the Employment Agreement (“Governing Law”) is incorporated herein by reference, and this Amendment shall be subject to such Governing Law provision as if expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:  /s/ Steve Filton

Executive Vice President and Chief Financial Officer

/s/ Marc D. Miller